Exhibit 99.1

Investors:	Media:
Ann Tanabe VP, Investor Relations and Corporate Communications Encysive Pharmaceuticals (713) 796-8822	Dan Budwick BMC Communications (212) 477-9007 ext. 14
Marcy Strickler The Trout Group (646) 378-2927

FOR IMMEDIATE RELEASE

ENCYSIVE PHARMACEUTICALS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Conference Call Scheduled for Today at 8:00 a.m. Eastern Time

HOUSTON –November 2, 2007 – Encysive Pharmaceuticals Inc. (NASDAQ: ENCY) today announced financial results for the third quarter ended September 30, 2007.

“We made excellent progress in making Thelin® available to more patients in the EU, having now launched in four of the big five EU countries, with Italy expected by year’s end,” said George Cole, President and CEO of Encysive Pharmaceuticals. “This progress now positions Encysive for solid sales growth in 2008.”

Third Quarter 2007 Financial Overview

•	Revenues of $8.8 million for the third quarter of 2007, compared to $6.3 million for the third quarter of 2006, included approximately $3.6 million in Thelin® European sales. Argatroban royalty income was approximately $4.8 million in the third quarter of 2007, compared to $6.0 million in the third quarter of 2006. Since the Argatroban royalty income is used to pay the outstanding Argatroban notes, the royalty income is not available to fund our operational requirements.

•	For the third quarter of 2007, the Company reported a net loss of $22.5 million, or $0.32 per basic and diluted share, compared to a net loss of $25.5 million, or $0.44 per basic and diluted share, for the same period in 2006. The net loss for the third quarter included a restructuring charge of approximately $5.4 million regarding retention agreements with employees entered into as part of the June 2007 reorganization. The Company expects to incur an additional restructuring charge of approximately $1.2 million in the fourth quarter of 2007 as a result of these retention agreements.

•	Research and development spending for the third quarter of 2007 was $7.4 million, which was $8.9 million less than R&D spending of $16.3 million in the third quarter of 2006. A significant portion of the expense reduction is due to the phasing out of the long-term safety studies of Thelin™ (STRIDE-3) in the U.S. and Latin America, scaled back research and pre-clinical activities, reductions in staff due to the June 2007 reorganization, and a reduction in the number of on-going regulatory submissions.

•	Sales and marketing expenses were $6.8 million for the current quarter as compared to $10.0 million for the third quarter in 2006. The decrease is due to the elimination of the U.S. sales and marketing organization which was part of the June 2007 reorganization. Although overall sales and marketing expenses decreased in the third quarter of 2007, sales and marketing expenses in Europe increased. Sales and marketing expenses in Europe are expected to increase in the fourth quarter as the commercial launch of Thelin® continues. General and administrative expenses were comparable, at $5.6 million in the third quarter of 2007 and $5.3 million in the third quarter of 2006.

•	Ongoing operating expenses, excluding the restructuring charge, were $20.6 million, which was consistent with the Company’s prior guidance. The Company expects that operating expenses, excluding restructuring charges, in the fourth quarter of 2007 will be comparable with operating expenses in the third quarter of 2007.

•	Interest expense was $6.1 million in the third quarter of 2007, compared to $1.0 million in the third quarter of 2006. The third quarter of 2007 included a non-cash write-off of approximately $3.2 million of deferred debt issue costs related to the original Argatroban notes, which were redeemed in a refinancing in September 2007.

•	Cash, cash equivalents and accrued interest at September 30, 2007 was $54.2 million, compared to $43.8 million at December 31, 2006. The September 30, 2007 balance includes $14.0 million in net proceeds from the sale of approximately 7.7 million shares of the Company’s common stock and warrants to purchase approximately 7.7 million shares of common stock in a registered direct offering, and net proceeds of $11.2 million from the refinancing of the original Argatroban notes.

Q3 and Recent Company Highlights

•	On August 6, the Company filed with the U.S. Food and Drug Administration (FDA) a request for formal dispute resolution to contest the third approvable letter received for its New Drug Application (NDA) for Thelin™ (sitaxsentan sodium). On September 5, the Company received a written response from the FDA that the data in the NDA did not provide the substantial evidence of effectiveness needed for approval. The Company has decided to move forward with plans to conduct an additional Phase III study evaluating Thelin™ in pulmonary arterial hypertension (PAH), and is currently working with the FDA to finalize a study protocol. After the Company has concluded its protocol discussions with the FDA, it will announce the details of the study, including timing and the number of patients.

•	In August, the Company entered into definitive agreements with institutional accredited investors to purchase approximately 7.7 million shares of the Company’s common stock in a registered direct offering and warrants to purchase approximately 7.7 million of common stock resulting in net proceeds of approximately $14.0 million after fees and expenses.

•	On September 4, the Company announced that it had completed enrollment for the Phase II trial of Thelin™ for patients with diastolic heart failure (DHF). Thelin™ is being tested in approximately 150 patients at approximately 40 study centers. The results of the trial are expected in the middle of 2008.

•	The Company announced the commercial availability of Thelin® for PAH in Spain and France in September and October, respectively. The European Commission’s centralized licensing procedure permits Encysive to market Thelin® in all 27 member states of the European Union. Thelin® will be commercialized in other European countries as local governmental reimbursement approvals are obtained.

•	The Company announced on September 19 that the United States District Court for the Southern District of Texas dismissed, with prejudice, the securities class action litigation originally filed in September 2006. In addition, on October 3, 2007, the court entered an order dismissing, without prejudice, the shareholder derivative lawsuit filed in November 2006. As a result of the dismissals of the class and derivative lawsuits, there are no longer any pending shareholder lawsuits against the Company.

•	In September, the Company announced that its special purpose subsidiary, Argatroban Royalty Sub LLC (Royalty Sub), refinanced the original Argatroban notes sold to institutional investors in February 2007. In the refinancing, Royalty Sub issued $68.0 million principal amount of new Argatroban notes in exchange for the original Argatroban notes and approximately $14.4 million in cash, resulting in net proceeds to the Company of approximately $11.2 million. The new Argatroban notes are secured by royalties paid from sales of Argatroban, a drug licensed by Encysive and sold by GlaxoSmithKline, for the treatment of heparin-induced thrombocytopenia, and by a pledge by Encysive of the stock of Royalty Sub.

•	In July, the Company retained the services of Morgan Stanley to assist in evaluating its strategic alternatives to maximize shareholder value. The Company does not expect to publicly disclose further information regarding the status of the review of strategic alternatives until a definitive transaction is entered into or the process is completed. There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms, or as to the timing of any transaction.

Upcoming Events

November 5-7 January 7-10	Rodman and Renshaw 9th Annual Healthcare Conference, New York City JP Morgan Healthcare Conference, San Francisco

Conference Call Information
Encysive will host a conference call today, Friday, November 2, 2007 at 8:00 a.m. ET, to discuss third quarter 2007 financial results. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:

Number: (612) 332-1210

Passcode: Encysive Pharmaceuticals

This call is being webcast and can be accessed via Encysive’s web site at
www.encysive.com.

A replay of the webcast will be available on the Company’s web site through December 7, 2007. Additionally, a replay of the call will be available until Friday, November 9, 2007 at 11:59 p.m. ET. The call replay can be accessed by calling:

Number: (320) 365-3844

Access Code: 891290

About Encysive Pharmaceuticals

Encysive Pharmaceuticals Inc. is a global biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

The Encysive Pharmaceuticals Inc. logo is available at http://media.primezone.com/prs/single/?pkgid=843

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are: unexpected delays in regulatory approval of Thelin™ by the FDA in the U.S. and our other products under development, including TBC3711; the unpredictability of the duration and results of regulatory review of new drug applications and investigational new drug applications by the FDA; decisions by the FDA regarding whether and when to approve our NDA for Thelin;a delay in the timeline for initiating the Thelin™ PAH clinical trial; delays in the timelines for enrolling patients and obtaining results of the Thelin™ PAH and DHF clinical trials; the statistical significance of the results of such trials; our estimate of the sufficiency of our existing capital resources; our ability to raise additional capital to fund cash requirements for future operations; market acceptance of Thelin™ in the EU, Canada and Australia and the actual rate of acceptance; the impact of reimbursement policies and governmental regulation of prices for Thelin™ in the EU, Canada and Australia; our inability to predict revenues from Thelin™ in Spain, France and other countries of the EU, Canada and Australia, and our expense levels in 2007 and beyond; the speed with which pricing and reimbursement approvals and product launch of Thelin™ in Italy may be achieved; the ability of our subsidiary to repay the refinanced notes secured by royalties on the sales of Argatroban by GlaxoSmithKline; our ability to execute our revised strategic plan and the impact of reducing our workforce on our strategic plan; our ability to enter into or consummate a definitive transaction as a result of evaluation of strategic alternatives or our ability to maximize stockholder value through this process; the actual costs incurred in our restructuring; our ability to attract and retain key personnel; those related to the filing of future appeals, the merits of lawsuits and defenses to the allegations contained in the lawsuits and the uncertainties of litigation; our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate; and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.

ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)

Consolidated Summary of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2007	2006	2007	2006
Revenues	$8,785	$6,332	$23,130	$13,555
Operating expenses:
Cost of goods sold	798	14	1,275	14
Research and development	7,389	16,271	41,573	49,326
Sales and marketing	6,817	10,039	27,293	31,642
General and administrative	5,572	5,340	17,465	16,446
Restructuring Expense	5,409	—	13,351	—

Total expenses	25,985	31,664	100,957	97,428

Operating loss	(17,200)	(25,332)	(77,827)	(83,873)
Investment income	753	846	2,388	3,230
Interest expense	(6,076)	(988)	(10,864)	(2,946)

Loss before cumulative effect of change in accounting principle	$(22,523)	$(25,474)	$(86,303)	$(83,589)
Cumulative effect of change in accounting principle	—	—	—	107

Net loss	$(22,523)	$(25,474)	$(86,303)	$(83,482)
Net loss per common share Basic and diluted	$(0.32)	$(0.44)	$(1.28)	$(1.43)

Weighted average common shares Outstanding: basic and diluted	70,649	58,478	67,681	58,405

Condensed Consolidated Balance Sheets

	Sept. 30, 2007	December 31, 2006
Assets:
Cash, cash equivalents and accrued interest	$54,097	$43,798
Restricted cash	100	—
Other assets	23,035	19,339

Total assets	77,232	63,137

Liabilities and stockholders’ deficit
Current liabilities	21,946	26,854
Long-term debt	191,888	130,000

Total liabilities	213,834	156,854
Stockholders’ deficit	(136,602)	(93,717)

Liabilities and stockholders’ deficit	$77,232	$63,137